Exhibit 23.1

HEAD OFFICE:

A-6, Maharani Bagh
New Delhi- 110065
Ph.: 011-41626471, 41626470
Fax: 011-41328425
E-mail: info@bansalco.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion to the Form 10K of our report dated April 14th, 2026, of Ameritek Ventures, Inc. relating to the audit of the consolidated financial statements for the year ended December 31, 2025, and reference to our firm under the caption “Experts” in the Registration Statement.

For Bansal & Co. LLP New Delhi, India April 14, 2026

BRANCHES

Maharashtra	:	7&8 GF, Wing-A, Raghavji Building, 15/17, Raghavji Road, Gowalia Tank, Mumbai-400026
Madhya Pradesh	:	114, Shree Tower, 2nd Floor, Zone-II, Bhopal (MP) Ph. 0755-4076725, 2769224, 2769225
Chhatisgarh	:	6/140 Next to Indra Setu Bridge, Tilaknagar, Chatapara, Bilaspur, Chhatisgarh, (Ch) – 495001
Delhi	:	D-Block,3rd Floor, Plot No 8, Balaji Estate, Guru Ravidas Marg, Kalkaji, New Delhi – 110019